Exhibit 99.1

Revenue Growth Drives Continued 2018 Momentum

Revenue Growth of over 75% versus Prior Year Second Quarter

•                                    Gross revenues of $39.9 million in the second quarter of 2018, an increase of over 75% from second quarter 2017

•                                    Adjusted gross margin was 8.1% in the second quarter of 2018; versus negative 1.9% in second quarter of 2017

•                                    Adjusted loss per share of $0.08 in the second quarter of 2018; versus an adjusted loss per share of $0.10 in second quarter of 2017

In the second quarter, Plug Power drove improvement across all major aspects of the business.  Customer demand led the way, with gross revenues up over 75% versus second quarter 2017. Strong product shipments were coupled with margin improvements in both hydrogen and service.

This quarter, the Company began shipping its new GenDrive 2440-36R fuel cell system for Class-2 electric forklifts. In addition, Plug Power extended its leadership in design and construction of hydrogen fueling stations with new deployments of its novel GenFuel hybrid hydrogen fueling station at customer sites in California and Florida.

The GenDrive 2440-36R fuel cell system stores more fuel on-board than earlier models, increasing run-time by more than 50%, and reduces fueling time by more than 30%. This model significantly expands the existing customer value proposition.

Plug Power’s GenFuel line of scalable hydrogen fueling stations lead the industry.  Deployments of our hybrid hydrogen fueling stations continue our expansion into on-site hydrogen generation. This hybrid design combines the best attributes of on-site hydrogen generation with liquid hydrogen storage. For customers, the combined results of the GenFuel hybrid solution include lower hydrogen fuel costs, reduced capital expense, and the flexibility to easily respond to demand peaks.

Primary Focus — Material Handling Business

Our priority and focus remain on building a profitable material handling business. Every day, the world’s leading retailers rely on Plug Power’s hydrogen and fuel cell technology — the significance of this business dynamic should not be understated. We continue to see an increase in adoption with manufacturing and retail customers, more specifically in facilities where products are moving rapidly due to internet sales and the constant demands of an industry that is working 24 hours a day, 7 days a week.

In the past quarter, the Company has continued to take steps to achieve the goal of building a profitable material handling business, growing revenue by 75% versus Q2 2017. Our sales funnel in Q2 continued to expand, and positions the Company to meet full year guidance of:

•                  2018 Revenue Range: $155M to $180M

•                  EBITDAS Positive in the second half of 2018

Innovative Technology

Plug Power is a leader in the development and production of PEM stacks, shipping more than 6,500 stacks to date. At the heart of the ProGen hydrogen engine line is Plug Power’s next generation “best in class” fuel cell stack design incorporating Plug Power’s proprietary metal plate technology. This technology decreases stack volume by 50%, doubles power density, and reduces cost by 25%. First field deployments are on schedule for 4Q 2018.

In the second quarter of 2018, Plug Power acquired technology from American Fuel Cell (AFC), a developer of membrane electrode assembly (MEA) technology. With this acquisition, Plug Power expanded its research and development capabilities, and gained leading-edge MEA design capability and system knowledge for on-road applications. Plug Power begins manufacturing MEA’s out of its Rochester, NY facility in the third quarter of 2018.

Adjacent Markets

Airport Ground Support Equipment (GSE) is an adjacent market to material handling with growing global interest as airport authorities seek to reduce emissions.  Plug Power’s zero emission ground support equipment (GSE) fuel cell products have proven to be capable operating in the demanding airport environment. Fuel cell powered GSE is at least twice as efficient as diesel engines, provides a zero-emission alternative, and an enhanced environment for operators, eliminating the noise and exhaust fumes associated with diesel engines. Plug Power is actively engaged with more than 5 customers in the GSE space.

On-Road Electric Vehicle Market Development

Plug Power’s proven technology platform, with unmatched field operational hours (in excess of 180 million run hours) is being leveraged for new developing markets in the growing landscape for hydrogen and fuel cell technology. Earlier this year, KPMG stated that hydrogen fuel cell electric vehicles (HFCEVs) have replaced battery-powered electric vehicles (EVs) as the number one trend until 2025 (KPMG’s 19th Global Automotive Executive Survey 2018).  Plug Power is well positioned to navigate this trend.

For businesses dependent on high utilization and range of their commercial fleet delivery vehicles, HFCEVs provide advantages through improved uptime, offering a sustainable alternative to the lengthy charge times and range anxiety associated with battery-powered electric vehicles (BEVs).

Plug Power’s ProGen line of OEM hydrogen engines and its work with FedEx is a prime example of our capabilities. The ProGen-powered zero-emission vehicle operates in standard service with FedEx throughout the Capital Region in New York State. The vehicle has accumulated more than 7,000 on-road miles to date, is 50% more efficient to operate (wells-to-wheels) than a diesel delivery van, and more than doubles the range of a standard battery powered electric delivery van. Drivers report greater vehicle acceleration, quiet operation, and absence of diesel exhaust fumes when compared to the status quo.

China remains the leader in the electrification of vehicles, with fuel cells identified as one of the key technologies in the most recent Five-Year Plan. The plan to have 2 million HFCEV’s on the road and 1,000 refueling stations in service by 2030 positions China as the leading market for HFCEV’s. Chinese EV manufacturers have shown a natural interest in Plug Power, given its reputation as the leader in hydrogen and fuel cell technology, products, and services. Plug Power continues to take a measured approach and remains engaged with Barclays to identify and negotiate with the correct China-based partners to allow the company to expand its footprint in Asia.  This process is progressing; however, the Company intends to move forward only when and if it believes the timing and opportunity are beneficial to Plug Power and its shareholders.

Our Key Focus

Our priority remains building an EBITDAS breakeven business in the second half of 2018 and one that is positioned to be cash flow and EBITDAS positive in 2019 and onward.  Plug Power continues to excel at this core business, expanding sales and delivering new solutions that enhance the customer value proposition and lower costs. We remain focused on achieving our short-term goals for the year, while continuing to position the company for the future of hydrogen and fuel cell adoption in new markets through technology innovation and strategic investment.

Second Quarter Operational Performance and Financial Results

Gross revenue for the second quarter of 2018 was $39.9 million, compared to $22.6 million in the second quarter of 2017.  Included in our second quarter 2018 financial results is a $3.9 million provision for common stock warrants reported as a reduction of revenue. These charges are associated with accounting for warrants stemming from our customer agreements with Amazon and Walmart. Future revenue reductions will occur over time until each of the customers reaches a cumulative $600 million of qualified purchases.

Key Operating metrics for the second quarter include:

•                  1,102 GenDrive units shipped in the quarter, versus 830 GenDrive units shipped in second quarter 2017

•                  6 GenFuel sites installed in the quarter, versus 4 for second quarter 2017

•                  Approximately 18,000 GenDrive units under service or PPA contract at June 30, 2018, versus approximately 13,000 at June 30, 2017

•                  67 sites under fuel delivery contract at June 30, 2018, versus 46 sites at June 30, 2017

GAAP gross loss for the second quarter of 2018 was negative $2.3 million or 6.4%, compared to negative $3.5 million or 17.0% for the prior year.  Adjusted gross profit for the quarter was $3.2 million, or 8.1% of sales; this excludes the Amazon and Walmart warrant charges of $3.9 million and interest costs included within operating lease rent expense of $1.6 million.  Adjusted gross loss for the second quarter of 2017 on a comparable basis was negative $0.4 million, or 1.9% of sales. The improvement in adjusted gross margins versus the prior year stems from favorable mix with more fuel cell system sales, product cost downs, and efficiencies gained in the service and fuel product lines.  The Company continues to drive sustainable positive service gross margins based on reliability investments, supply chain cost downs, and volume leverage.

Net loss attributable to common shareholders for the second quarter of 2018 was $25.9 million, or $0.12 loss per share on a diluted basis, or a loss of $0.08 on an adjusted basis.  The adjusted loss per share includes the PPA financing cash margin for sites deployed in the quarter and excludes warrant costs and non-recurring charges. The net loss attributable to common shareholders in the second quarter of 2017 was $42.6 million, or $0.19 loss per share on a diluted basis, or an adjusted net loss of $0.10 on a comparable basis.  Adjusted EBITDAS for the second quarter of 2018 was negative $2.8 million, compared to negative $11.6 million for the second quarter of 2017.  Adjusted EBITDAS includes the PPA financing cash margin for sites deployed in the quarter and excludes warrant costs, non-recurring charges, and amortization and interest associated with operating lease rent expense.

Plug Power has historically financed its Power Purchase Agreement (“PPA”) deployments via operating and capital leases, and as a result the Company’s financial results are significantly influenced by relevant lease accounting standards. A new lease accounting standard has been issued and is required to be adopted no later than January 1, 2019.  The Company is currently evaluating the impact of adoption, but our initial conclusions are that the primary impact will be associated with its operating leases.  The Company will record the present value of its future minimum operating lease payments as a liability and will recognize an amortizing asset for its “right-of-use”.  Operating rent expense will be recognized as interest expense on the Company’s operating lease liability and amortization of its right-of-use asset. In effect, this will align these operating leases more closely with how the Company accounts for capital leases.  It does not appear this will have a material impact on the Company’s historical or ongoing GAAP income statement.

Although it appears the level of expense for these operating leases will be consistent with the previous accounting standard, the future financial statement presentation driven from the new standard highlights the commonality that both operating and capital leases are fundamentally means to finance these PPA deployments.  Given there is and will continue to be an interest component within operating rent expense reported in GAAP cost of goods sold, Plug Power has excluded it when calculating adjusted gross profit; as is done for capital leases on a GAAP basis.  Likewise, since leased asset depreciation and interest on capital leases have been excluded from EBITDAS historically, Plug Power has excluded the similar amounts currently included as operating lease expense when calculating adjusted EBITDAS.  Both adjustments have been reflected in reported periods to separate financing from the ongoing traditional metrics used to measure true operational performance.

The Company is continuing its evaluation of the new lease standard and will assess in the near term whether it will early adopt the standard during 2018 or adopt as required in January 2019.

Cash and Liquidity

Free cash flow for the second quarter of 2018 was negative $20.4 million compared to negative $43.4 million in the second quarter of 2017. Free cash flow is defined as the sum of cash flows from operating and investing activities, plus inflows from project financing for PPA deployments where these programs have been monetized; the metric excludes principal payments for all debt service to provide a true measure of ongoing operating performance.  As of June 30, 2018, Plug Power had a total cash position of $55.4 million, including cash and cash equivalents of $15.0 million and restricted cash of $40.4 million.

2018 Outlook

The Company continues to focus on growth, driving cost reduction programs, and attracting increased interest in existing and new markets, which collectively provides sustained growth.  Our efforts are positioning us to deliver on 2018 and to build a profitable, long-term commercial company.

We are forecasting sales in third quarter 2018 of $47 million to $52 million.  In addition, we forecast a range for positive adjusted gross margin of 9% to 12% and EBITDAS of negative $3 million to break even for the third quarter.

We are excited as we work to deliver another big year in 2018 and look forward to sharing more on our progress as we move forward.

Andrew Marsh, President and CEO	Paul Middleton, Chief Financial Officer

Conference Call Information

The Company will host a live conference call and webcast today, August 9, 2018.

•                  Time: 10:00 am ET

•                  Toll-free: 877-407-9221

The webcast can be accessed at www.plugpower.com, selecting the conference call link on the home page, or directly at https://event.webcasts.com/starthere.jsp?ei=1204149&tp_key=0a6757838c.

About Plug Power Inc.

The architect of modern hydrogen and fuel cell technology, Plug Power is the innovator that has taken hydrogen and fuel cell technology from concept to commercialization. Plug Power has revolutionized the material handling industry with its full-service GenKey solution, which is designed to increase productivity, lower operating costs and reduce carbon footprints in a reliable, cost-effective way. The Company’s GenKey solution couples together all the necessary elements to power, fuel and serve a customer. With proven hydrogen and fuel cell products, Plug Power replaces lead acid batteries to power electric industrial vehicles, such as the lift trucks customers use in their distribution centers.

Extending its reach into the on-road electric vehicle market, Plug Power’s ProGen platform of modular fuel cell engines empowers OEMs and system integrators to rapidly adopt hydrogen fuel cell technology. ProGen engines are proven today, with thousands in service, supporting some of the most rugged operations in the world. Plug Power is the partner that customers trust to take their businesses into the future. www.plugpower.com.

Cautionary Note on Forward Looking Statements

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve significant risks and uncertainties about the Company, including but not limited to statements about our expectations regarding third quarter 2018 revenue, gross margin and EBITDAS, achieving EBITDAS breakeven in 2018, achieving positive EBITDAS in 2019, achieving positive cash flow in 2019, the impact of new lease accounting standards to the Company’s historical or ongoing GAAP income statement, and the effects of growth, cost-reduction efforts and the Company’s potential expansion into new markets.

Investors are cautioned that such statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times that, or by which, such performance or results will have been achieved. Such statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in these statements. In particular, the risks and uncertainties include, among other things, the risk that we continue to incur losses and might never achieve or maintain profitability; the risk that we will need to raise additional capital to fund our operations and such capital may not be available; our ability to obtain financing arrangements to support the sale or leasing of our products and services to customers; the ability to achieve the forecasted gross margin on the sale of our products; the volatility of our stock price; the risk that a sale of a significant number of shares of stock could depress the market price of our common stock; the risk that a loss of one or more of our major customers could result in a material adverse effect on us; the cost and availability of fuel and fueling infrastructures for our products; the risk of elimination of government subsidies and economic incentives for alternative energy products; the risk of potential losses related to any product liability claims or contract disputes; competitive factors, such as price competition and competition from traditional and alternative energy companies; the cost and availability of components and parts for our products; our ability to establish and maintain relationships with third parties with respect to product development, manufacturing, distribution and servicing and the supply of key product components;  the risk that pending orders may not convert to purchase orders, in whole or in part; the risk that unit orders will not ship, be installed and/or converted to revenue, in whole or in part; the risks related to the use of flammable fuels in our products; our ability to protect our intellectual property; the risk that our lack of extensive experience in manufacturing and marketing products may impact our ability to manufacture and market products on a profitable and large scale commercial basis; the cost and timing of developing, marketing and selling our products and our ability to raise the necessary capital to fund such costs; market acceptance of our products and services, including GenDrive units; our ability to develop commercially viable products; our ability to reduce product and manufacturing costs; our ability to successfully market, distribute and service our products and services internationally; our ability to improve system reliability for our products; our ability to maintain an effective system of internal controls; our ability to attract and maintain key personnel; the risks associated with potential future acquisitions; the cost of complying with current and future federal, state and international governmental regulations; the effect that convertible debt securities settled in cash may have on our reported financial results, the effect that convertible note hedge transactions may have on the value of our common stock, and other risks and uncertainties referenced in our public filings with the SEC.

For additional disclosure regarding these and other risks faced by the Company, see the disclosures contained in our public filings with the SEC, including the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2017. Investors should consider these factors in evaluating the forward-looking statements included in this communication and not place undue reliance on such statements. The forward-looking statements are made as of the date hereof, and the Company undertakes no obligation to update such statements as a result of new information.

Plug Power Contact
Teal Vivacqua
518.738.0269
plugpower@pluckpr.com

SOURCE: PLUG POWER

Plug Power Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

(Unaudited)

	June 30,	December 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$15,035	$24,828
Restricted cash	13,367	13,898
Accounts receivable	31,509	15,331
Inventory	42,288	48,776
Prepaid expenses and other current assets	15,661	16,774
Total current assets	117,860	119,607

Restricted cash	27,020	29,329
Property, plant, and equipment, net of accumulated depreciation of $32,801 and $31,588, respectively	11,544	10,414
Leased property, net of accumulated depreciation of $16,394 and $11,812, respectively	95,621	87,065
Goodwill	9,210	9,445
Intangible assets, net of accumulated amortization of $2,036 and $1,735, respectively	4,250	3,785
Other assets	10,722	11,165
Total assets	$276,227	$270,810

Liabilities, Redeemable Preferred Stock, and Stockholders’ Equity
Current liabilities:
Accounts payable	$36,128	$42,362
Accrued expenses	10,777	10,595
Deferred revenue	10,410	8,630
Finance obligations	40,581	34,506
Current portion of long-term debt	11,461	18,762
Other current liabilities	309	866
Total current liabilities	109,666	115,721
Deferred revenue	28,130	25,809
Common stock warrant liability	2,799	4,391
Finance obligations	33,693	37,069
Convertible senior notes, net	59,812	—
Long-term debt	15,272	13,371
Other liabilities	18	94
Total liabilities	249,390	196,455

Redeemable preferred stock:
Series C redeemable convertible preferred stock, $0.01 par value per share (aggregate involuntary liquidation preference $16,664); 10,431 shares authorized; Issued and outstanding: 2,620 at June 30, 2018 and December 31, 2017	709	709
Stockholders’ equity:
Common stock, $0.01 par value per share; 750,000,000 shares authorized; Issued (including shares in treasury): 229,655,825 at June 30, 2018 and 229,073,517 at December 31, 2017	2,297	2,291
Additional paid-in capital	1,276,989	1,250,899
Accumulated other comprehensive income	1,844	2,194
Accumulated deficit	(1,224,365)	(1,178,636)
Less common stock in treasury: 15,002,663 at June 30, 2018 and 587,151 at December 31, 2017	(30,637)	(3,102)
Total stockholders’ equity	26,128	73,646
Total liabilities, redeemable preferred stock, and stockholders’ equity	$276,227	$270,810

Plug Power Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Revenue:
Sales of fuel cell systems and related infrastructure	$20,622	$8,560	$32,080	$10,757
Services performed on fuel cell systems and related infrastructure	7,188	5,049	13,786	10,198
Power Purchase Agreements	5,629	4,945	11,118	9,256
Fuel delivered to customers	6,488	3,986	12,023	7,477
Other	—	64	—	151
Gross revenue	39,927	22,604	69,007	37,839
Provision for common stock warrants	(3,921)	(1,820)	(5,806)	(1,820)
Net revenue	36,006	20,784	63,201	36,019
Cost of revenue:
Sales of fuel cell systems and related infrastructure	15,377	6,441	25,499	8,727
Services performed on fuel cell systems and related infrastructure	7,125	5,068	13,995	11,634
Power Purchase Agreements	9,393	7,450	17,684	14,065
Fuel delivered to customers	6,421	5,303	12,317	9,452
Other	—	65	—	163
Total cost of revenue	38,316	24,327	69,495	44,041

Gross loss	(2,310)	(3,543)	(6,294)	(8,022)

Operating expenses:
Research and development	8,427	6,625	17,075	12,623
Selling, general and administrative	12,241	17,904	20,550	27,049
Total operating expenses	20,668	24,529	37,625	39,672

Operating loss	(22,978)	(28,072)	(43,919)	(47,694)

Interest and other expense, net	(6,136)	(2,251)	(9,241)	(4,388)
Change in fair value of common stock warrant liability	334	(12,296)	1,592	(14,576)

Loss before income taxes	$(28,780)	$(42,619)	$(51,568)	$(66,658)

Income tax benefit	2,912	—	5,865	—

Net loss attributable to the Company	$(25,868)	$(42,619)	$(45,703)	$(66,658)

Preferred stock dividends declared and accretion of discount	(13)	(26)	(26)	(3,061)
Net loss attributable to common shareholders	$(25,881)	$(42,645)	$(45,729)	$(69,719)
Net loss per share:
Basic and diluted	$(0.12)	$(0.19)	$(0.21)	$(0.34)
Weighted average number of common shares outstanding	214,315,312	220,310,678	220,650,537	205,748,184

Plug Power Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Six months ended
	June 30,
	2018	2017
Cash Flows From Operating Activities:
Net loss attributable to the Company	$(45,703)	$(66,658)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of property, plant and equipment, and leased property	5,795	4,183
Amortization of intangible assets	335	290
Stock-based compensation	4,325	4,792
Amortization of debt issuance costs and discount on convertible senior notes	2,438	296
Provision for common stock warrants	5,806	8,513
Change in fair value of common stock warrant liability	(1,592)	14,576
Income tax benefit	(5,865)	—
Changes in operating assets and liabilities that provide (use) cash:
Accounts receivable	(16,178)	(3,345)
Inventory	6,488	(12,763)
Prepaid expenses and other assets	1,556	66
Accounts payable, accrued expenses, and other liabilities	(6,685)	(6,746)
Accrual for loss contracts related to service	—	(752)
Deferred revenue	4,101	(787)
Net cash used in operating activities	(45,179)	(58,335)
Cash Flows From Investing Activities:
Purchases of property, plant and equipment	(2,343)	(1,057)
Purchase of intangible asset	(879)	—
Purchases for construction of leased property	(13,138)	(19,488)
Net cash used in investing activities	(16,360)	(20,545)
Cash Flows From Financing Activities:
Proceeds from exercise of warrants, net of transaction costs	—	17,702
Proceeds from exercise of stock options	67	37
Payments for redemption of preferred stock	—	(3,700)
Proceeds from public offerings, net of transaction costs	—	19,534
Proceeds from issuance of convertible senior notes, net	95,856	—
Purchase of capped call and common stock forward	(43,500)	—
Proceeds from borrowing of long-term debt, net of transaction costs	—	621
Principal payments on long-term debt	(5,721)	(1,278)
Proceeds from sale/leaseback transactions accounted for as capital leases	20,000	3,613
Repayments of finance obligations	(17,760)	(4,321)
Net cash provided by financing activities	48,942	32,208
Effect of exchange rate changes on cash	(36)	158
Decrease in cash, cash equivalents and restricted cash	(12,633)	(46,514)
Cash, cash equivalents, and restricted cash beginning of period	68,055	100,636
Cash, cash equivalents, and restricted cash end of period	$55,422	$54,122
Other Supplemental Cash Flow Information:
Cash paid for interest	$4,915	$3,848

Noncash financing activity-conversion of preferred stock to common stock	$—	$7,778

 Plug Power Inc.

 Reconciliation of Non-GAAP Financial Measures

 (Dollars in 000’s)

	For the three months ended June 30,		For the six months ended June 30,
Reconciliation of Reported Operating Loss to Adjusted EBITDAS	2018	2017	2018	2017

Operating loss, as reported	$(22,978)	$(28,072)	$(43,919)	$(47,694)
Stock-based compensation	2,320	2,330	4,325	4,792
Depreciation and amortization	3,192	2,328	6,130	4,473
Provision for common stock warrants	3,921	8,513	5,806	8,513
Walmart financing cash margin	4,300	—	9,200	—
Customer incident investigation	2,600	—	2,600	—
Principal and interest associated with operating leases	3,540	3,328	6,964	6,653
Restructuring and other non-recurring charges	300	—	778	—
Adjusted EBITDAS	$(2,805)	$(11,573)	$(8,116)	$(23,263)

	For the three months ended June 30,		For the six months ended June 30,
Reconciliation of Reported Net Loss to Adjusted Net Loss	2018	2017	2018	2017

Net loss attributable to common shareholders, as reported	$(25,881)	$(42,645)	$(45,729)	$(69,719)
Provision for common stock warrants	3,921	8,513	5,806	8,513
Change in fair value of common stock warrant liability	(334)	12,296	(1,592)	14,576
Walmart financing cash margin	4,300	—	9,200	—
Customer incident investigation	2,600	—	2,600	—
Income tax benefit	(2,912)	—	(5,865)	—
Restructuring and other non-recurring charges	300	—	778	—
Adjusted net loss attributable to common shareholders	$(18,006)	$(21,836)	$(34,802)	$(46,630)

Adjusted diluted net loss per share	$(0.08)	$(0.10)	$(0.16)	$(0.23)

Diluted weighted average number of common shares outstanding	214,315,312	220,310,678	220,650,537	205,748,184

	For the three months ended June 30,		For the six months ended June 30,
Reconciliation of Reported Gross Loss to Adjusted Gross Profit (Loss)	2018	2017	2018	2017

Gross loss, as reported	$(2,310)	$(3,543)	$(6,294)	$(8,022)
Provision for common stock warrants	3,921	1,820	5,806	1,820
Interest component of operating lease expense	1,628	1,300	3,413	2,604
Adjusted gross profit (loss)	$3,239	$(423)	$2,925	$(3,598)

	For the three months ended June 30,		For the six months ended June 30,
Free Cash Flow	2018	2017	2018	2017

Net cash used in operating activities	$(21,151)	$(34,476)	$(45,179)	$(58,335)
Net cash used for purchase of property, plant and equipment and construction of leased property	(11,178)	(10,906)	(15,481)	(20,545)
Project financing for PPA sites	10,000	—	20,000	3,500
Principal payments associated with operating leases	1,912	2,028	3,551	4,049
Free cash flow	$(20,417)	$(43,354)	$(37,109)	$(71,331)

To supplement the Company’s unaudited financial data presented on a generally accepted accounting principles (GAAP) basis, management has used adjusted EBITDAS, adjusted diluted net loss per share, adjusted net loss, adjusted gross profit (loss) and free cash flow, which are non-GAAP measures.  These non-GAAP measures are among the indicators management uses as a basis for evaluating the Company’s financial performance as well as for forecasting future periods.  Management establishes performance targets, annual budgets and makes operating decisions based in part upon these metrics. Accordingly, disclosure of these non-GAAP measures provides investors with the same information that management uses to understand the Company’s economic performance year over year. In addition, investors have historically requested and the Company has historically reported these non-GAAP financial measures as a means of providing consistent and comparable information with past reports of financial results. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or other measures prepared in accordance with GAAP.

Adjusted EBITDAS, adjusted diluted net loss per share, adjusted net loss, adjusted gross profit (loss) and free cash flow are not measures of our liquidity or financial performance under GAAP and should not be considered as an alternative to net income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of our liquidity. Adjusted EBITDAS is defined as net income before interest expense, provision for income taxes, depreciation and amortization expense, and share related expense, and adjusted for cash margin realized on financing PPA deployments, principal and interest associated with operating leases and restructuring and other non-recurring charges.  Adjusted net loss attributable to common shareholders is defined as net loss attributable to common shareholders adjusted for warrant related charges, cash margin realized on financing PPA deployments, restructuring and other non-recurring charges, and income tax benefit.  Adjusted gross profit (loss) is defined as gross loss adjusted for warrant related charges and interest component of operating lease expense.  Free cash flow is defined as the sum of net cash used in operating activities, net cash used for purchase of property, plant and equipment and construction of leased property, and cash proceeds from financing PPA deployments but excludes principal payments associated with operating leases.

While management believes that the non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these measures.  The measures are not prepared in accordance with GAAP and may not be directly comparable to similarly titled measures of other companies due to potential differences in the exact method of calculation.  Further, adjusted EBITDAS excludes certain expenses, such as depreciation and amortization expense, which represent significant and unavoidable operating costs of our business.  Management compensates by using adjusted EBITDAS for these limitations by relying primarily on our GAAP results and by using adjusted EBITDAS only supplementally and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.

Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States.  The Company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP.